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                       AMENDMENT TO CUSTODIAN AGREEMENT

       THIS AMENDMENT to CUSTODIAN AGREEMENT (this "Amendment") is dated
May 31, 2016, by and between each of the Pioneer open-end management investment companies (each, a "Fund") listed on Appendix A to the Agreement (defined below) and Brown Brothers Harriman & Co. (the "Custodian" or "BBH&Co.").

       Reference is made to the Custodian Agreement between each Fund and BBH&Co. dated July 1, 2001, as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

       WHEREAS, each Fund and Custodian have agreed to amend the terms of the Agreement as set forth herein;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to as follows:

A. Amendments to the Agreement

    1. The Agreement is hereby amended in Section 2 by adding at the end thereof the following new Section 2.3 and 2.3.1:

       "2.3 By providing an Instruction (defined in Section 4) in respect of an Investment (which Instruction may relate to among other things, the processing of orders and/or settlement of transactions in funds), the Fund hereby (i) authorizes BBH&Co. to complete such documentation as may be required or appropriate to carry out the Instruction, and agrees to be contractually bound to the terms of such documentation "as is" without recourse against BBH&Co.; (ii) represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law, terms and conditions to which it and/or its Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions);
       (iii) acknowledges and agrees that BBH&Co. will not be responsible for the accuracy of any information provided to it by or on behalf of the Fund, or for any underlying commitment or obligation inherent to an Investment; (iv) except as otherwise provided for in Section 2.6.1, represents, warrants and covenants that it will not effect any sale, transfer or disposition of Investment(s) held in BBH&Co.'s name by any means other than the issuance of an Instruction by the Fund to BBH&Co.;
       (v) acknowledges that collective investment schemes (and/or their agent(s)) in which the Fund invests may pay to BBH&Co. certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Fund's investments in such schemes; (vi) agrees that BBH&Co. shall have no obligation or responsibility whatsoever to respond to, or provide capital in connection with any capital calls, letters of intent or other requirements as set out in the prospectus or offering circular of an Investment; (vii) represents, warrants and covenants that it will provide BBH&Co. with such information as is necessary or appropriate to enable BBH&Co.'s performance pursuant to an Instruction or under this Agreement; (vii) undertakes to inform BBH&Co. and to keep the same updated as to any tax withholding or benefit to which an Investment may be subject; (ix) acknowledges that BBH&Co. shall have no obligation to fund any order placed by the Fund for which the Fund does not have sufficient cash on deposit with BBH&Co.; and (x) agrees that BBH&Co. shall be held harmless for the acts, omissions or any unlawful activity

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       of any agent of the Fund, or any transfer agent or other agent of an
       Investment in which the Fund may invest.

          2.3.1. To the extent that the Fund holds Investments in an account opened in the name of BBH&Co. as custodian for and at the direction of the Fund, and the Fund requests that BBH&Co. provide the Fund with the capability to place orders and execute trades in fund shares directly with such fund companies and/or their transfer agents which shall be settled in an account established with each such fund company or its transfer agent, the Fund hereby acknowledges that BBH&Co. is under no obligation to agree to such arrangement but if BBH&Co. so agrees, the Fund (i) acknowledges that all relevant terms under Section 2.6 above apply thereto, (ii) authorizes BBH&Co. as custodian, to grant a limited power of attorney to the Fund or its designated agent to enable the Fund to so execute, (iii) agrees to ensure that any instructions issued by the Fund or its designated agent shall also be concurrently submitted to BBH&Co., and (iv) shall adhere to any BBH&Co. procedures established with each such fund or its transfer agent with respect thereto including, but not limited to, the terms of the limited power of attorney. The Fund also acknowledges and agrees that (1) BBH&Co. is acting solely in its capacity as custodian and is not acting as a broker or introducing broker on behalf of the Fund, (2) BBH&Co. is not receiving compensation in connection with the Fund's own execution hereunder of trades with each such fund other than its usual and customary custody fees and transaction charges, (3) it will provide such account opening information to each such fund and/or transfer agent as and when requested by such fund and/or transfer agent, and (4) BBH&Co. is not responsible for (a) providing information published by the relevant distributor of each such fund including, but not limited to, the prospectus for each such Investment in a fund or for resolving execution queries or complaints relative to any such Investment, and (b) assessing the suitability of any such Investment executed directly by the Fund.

B. Miscellaneous

    1. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms.

    2. This Amendment shall be governed in accordance with the terms set forth in Section 12.4 of the Agreement.

    3. This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

Each of the Funds listed on                   BROWN BROTHERS HARRIMAN & CO.
Appendix A to the Agreement, as amended from time to time

By:     /s/ Christopher J. Kelley             By:     /s/ Elizabeth E. Prickett
        ------------------------------------          -------------------------
Name:   Christopher J. Kelley                 Name:   Elizabeth E. Prickett
Title:  Secretary                             Title:  Managing Director

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